                                                               Exhibit 99(a)(iv)

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 11-K



(MARK ONE)

[X] Annual Report Pursuant to Section 15(d) of the Securities Exchange Act of 1934

For the fiscal year end December 31, 2000

                                       Or

[  ]     Transition Report Pursuant to Section 15(d) of the Securities
         Exchange Act of 1934

For the transition period from            to
                               ----------

                          Commission file number 1-3215

                               CENTOCOR QUALIFIED
                           SAVINGS AND RETIREMENT PLAN

                            (Full Title of the Plan)

                                Johnson & Johnson
                           One Johnson & Johnson Plaza
                         New Brunswick, New Jersey 08933

                     (Name of issuer of the securities held
                   pursuant to the plan and the address of its
                           principal executive office)

                 Centocor Qualified Savings and Retirement Plan
                   Index to Financial Statements and Schedules




Page 3        Report of Independent Accountants

Page 4 Statements of Net Assets Available for Plan Benefits as of December 31, 2000 and 1999

Page 5 Statements of Changes in Net Assets Available for Plan Benefits for the years ended December 31, 2000 and 1999

Pages 6-11    Notes to Financial Statements

Page 12       Item 27a - Supplemental Schedule of Assets Held for Investment
              Purposes


Consent of PricewaterhouseCoopers LLP, dated June 27, 2001


The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             CENTOCOR QUALIFIED SAVINGS
                                             AND RETIREMENT PLAN



June 27, 2001                                By:    /s/ R.J. Darretta
                                                 -----------------------------
                                                  R. J. Darretta
                                                  Chairman, Pension Committee

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the 401(k) Administrative Committee of Centocor, Inc.:

In our opinion, the accompanying statements of net assets available for plan benefits and the related statements of changes in net assets available for plan benefits present fairly, in all material respects, the net assets available for plan benefits of the Centocor Qualified Savings and Retirement Plan (the "Plan") as of December 31, 2000 and 1999, and the changes in net assets available for plan benefits for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplemental information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


May 25, 2001

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
              STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                                                                                                   December 31,
                                                                                                   ------------
                                                                                          2000                      1999
                                                                                          ----                      ----
Assets:

        Investments at Fair Value                                                $        52,479,036       $        42,418,711

        Receivables:
              Employer's contribution                                                      3,948,591                 2,465,532
              Loans from participants                                                        623,716                   588,825
                                                                                 -------------------       -------------------
                                                                                           4,572,307                 3,054,357
                                                                                 -------------------       -------------------

               Total assets                                                      $        57,051,343       $        45,473,068
                                                                                 ===================       ===================



Net assets available for Plan benefits                                           $        57,051,343       $        45,473,068
                                                                                 ===================       ===================



See accompanying Notes to Financial Statements.

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
         STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS


                                                Years ended December 31,
                                                ------------------------
                                                2000                   1999
                                                ----                   ----

Additions:
     Interest and dividend income             $3,198,894        $1,558,034
     Net appreciation (depreciation)
      in fair value of investments            (4,751,892)        5,804,353

     Contributions:
        Employee                               8,605,294         5,311,075
        Employer                               3,948,591         2,465,532
        Participant rollovers into Plan        3,132,956         2,502,043
                                              ----------        ----------

           Total additions                    14,133,843        17,641,037


Deductions:
     Benefits paid                            (2,556,042)       (2,064,666)

Other income (expense), net                          474              (322)
                                              ----------        ----------

           Net increase                       11,578,275        15,576,049

Net assets available for Plan benefits:
     Beginning of year                        45,473,068        29,897,019
                                              ----------        ----------

     End of year                             $57,051,343       $45,473,068
                                             ===========       ===========


See accompanying Notes to Financial Statements.

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Basis of Accounting

         The accompanying financial statements have been prepared on the accrual basis of accounting.

         Investments

         The Centocor Qualified Savings and Retirement Plan's (the "Plan") Investments, administered by The Vanguard Group, Inc. (the "Trustee"), are stated at fair value based on the market value of the underlying securities on the last business day of the year.

         Johnson & Johnson common shares are carried at market value which is determined by quoted market prices. Participant loans are valued at cost which approximates fair value.

         Purchases and sales of investment securities are reflected on a trade date basis. Gains and losses on sales of investment securities are determined on the average cost method.

         Use of Estimates

         The preparation of the Plan's financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for plan benefits at the date of the financial statements and the changes in net assets available for plan benefits during the reporting period and, when applicable, disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

         Risks and Uncertainties

         The Plan provides for various participant investment options in funds which can invest in any combination of stocks, bonds, fixed income securities, mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants' account balances and the amounts reported in the Statements of Net Assets Available for Plan Benefits and the Statements of Changes in Net Assets Available for Plan Benefits.

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS

         Related Party Transactions

         Certain Plan investments are shares of mutual funds managed by the Trustee. Therefore, these transactions qualify as party-in-interest.

         Payment of benefits

         Benefit payments are recorded when paid.

NOTE 2   DESCRIPTION OF PLAN

         The following description of the Plan provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

         General

         Effective January 1, 1985, Centocor, Inc. (the "Company") established the Plan, a defined contribution savings plan subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). Substantially all U.S. employees of the Company, or any of its subsidiaries or affiliates, are eligible to participate in the Plan. Employees may participate as of the first date of his/her employment. Substantially all of the legal, accounting and administrative expenses associated with Plan operations are currently paid by the Company. On October 6, 1999, the Company and Johnson & Johnson completed a merger between the two companies.

         Contributions

         Eligible employees may make voluntary tax-deferred contributions of 1 to 15 percent of their eligible cash compensation up to certain annual limits as prescribed by the U.S. Internal Revenue Code. Maximum annual contributions may be limited at the discretion of the Company.

         Employee contributions are invested as directed by the employee in any of the eight investment programs available under an investment contract with the Trustee (see Note 3). Company contributions are made principally in the Johnson & Johnson Common Stock Fund.

         The Company may elect, but is not required, to make contributions to the Plan for the benefit of the participating employees. To date, contributions have been made as a percentage of the participants' contributions for the year, as determined by the Company's Board of Directors. In 2000 and 1999, the Company elected to contribute an amount equal to 50 percent of the contributions of each employee. The Company's contribution is based upon annual employee contributions up to a level of 6 percent of their cash

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS

         compensation. Additionally, in 2000 and 1999, the Company committed to make a contribution equal to 1% of each employee's compensation. At December 31, 2000, 33,329 shares of the Johnson & Johnson Common Stock Fund with a fair value of $99.5781 per share determined by the average trade price for the last twenty days in December of 2000 and $57 in cash was due to the Plan from the Company for its 2000 contribution. Participant forfeitures of $629,695 were used for the 2000 Company contribution. At December 31, 1999, 26,224 shares of the Johnson & Johnson Common Stock Fund with a fair value of $94.016 per share determined by the average trade price for the last twenty days in December of 1999 and $66 in cash was due to the Plan from the Company for its 1999 contribution.

         Participants' Accounts

         Separate accounts are maintained by the Trustee for each participant. Each participant's account reflects the participant's contribution, the Company's contribution, interest, dividends, other income, and gains or losses earned by each of the investment programs. Investment income is reinvested in the same programs.

         Participants may transfer all or a portion of their accounts among the eight investment programs available under the Plan by directly contacting the Trustee. The transfer would take effect immediately upon the participant's notification of the change.

         Vesting

         Employee contributions are fully (100%) vested and non-forfeitable. Employer contributions are fully vested upon death, total and permanent disability, or attainment of age 65; otherwise, employer contributions are subject to vesting percentages based on years of service, as defined by the Plan documents. Employee non-vested forfeitures are used by the Company to offset employer contributions. The amount of forfeitures for 2000 and 1999 were $112,772 and $89,241, respectively. The employer contributions vesting percentages are as follows:

                  Less than one year of service                           0%
                  One year of service                                    20%
                  Two years of service                                   40%
                  Three years of service                                 60%
                  Four years of service                                  80%
                  Five or more years of service                         100%

         Payment of Benefits

         Benefits from the participants' vested accounts are normally payable to Plan participants upon retirement, death, termination of Company employment or total and permanent disability.

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS

         A participant, while still an employee, may generally withdraw all or a portion of his vested, non-forfeitable tax-deferred contribution account if such amount is needed to defray the cost of a medical emergency, enable the participant to acquire or improve his principal residence, or assist the participant in preventing eviction or foreclosure proceedings. Such a withdrawal must first be taken as a loan as noted below.

         Any additional funds required will be distributed as a hardship withdrawal subject to income tax and penalties. Such loan and withdrawal shall not exceed the amount required to meet the immediate financial need created by the hardship and shall not be reasonably available from other sources of the participant.

         Loan Provisions

         Participants may borrow from their accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their account balance and may have only one loan outstanding at any point of time. All such loans bear interest at prevailing market rates. Loans must be repaid within five years in approximately equal installments or up to 15 years if used for the purchase of a primary residence. Loans are secured by the balance in participant accounts.

NOTE 3   INVESTMENTS

         The number of participants in the investment programs at December 31, 2000 and 1999 was as follows:

                                                                                2000         1999
                                                                                ----         ----
Johnson & Johnson Common Stock Fund                                              1,370          947
Vanguard Money Market Reserves - Prime Portfolio                                   355          261
Vanguard Bond Index Fund - Total Bond Market Portfolio                             401          325
Vanguard Index Trust - 500 Portfolio                                             1,223          890
Vanguard U.S. Growth Portfolio                                                   1,152          797
Vanguard/Windsor II                                                                594          532
Templeton Foreign Fund                                                             489          329
Fidelity Contrafund                                                                758          505


         The Johnson & Johnson Common Stock Fund program consists of shares of Johnson & Johnson Common Stock. The Vanguard Money Market Reserves - Prime Portfolio invests in short-term, high-quality money market instruments issued by financial institutions, non-financial corporations, the U.S. government and federal agencies. The Vanguard Bond Index Fund - Total Bond Market Portfolio invests in U.S. Treasury, federal agency, mortgage backed and corporate securities and attempts to match the

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS

         performance of the Lehman Brothers Aggregate Bond Index, a widely recognized measure of the entire taxable U.S. bond market. The Vanguard Index Trust - 500 Portfolio invests in all of the 500 stocks that make up the Standard & Poor's 500 Composite Stock Price Index, a widely recognized benchmark of U.S. stock market performance. The Vanguard U.S. Growth Portfolio invests in large, high-quality, seasoned U.S. companies. The Vanguard/Windsor II Fund invests in a diversified group of out-of-favor stocks of large-capitalization companies. The Templeton Foreign Fund invests primarily in stocks of companies located outside the United States. The Fidelity Contrafund invests in undervalued stocks of foreign and U.S. companies with the goal of achieving long-term capital appreciation.

         Custody of the Plan's investments is maintained by the Trustee. Plan investments at fair value at December 31, 2000 and 1999 were as follows:

Name of Issuer and Title of Issue At December 31,            2000                1999
                                                             ----                ----
Johnson & Johnson Common Stock Fund                        $13,665,693*      $9,204,608*
Vanguard Money Market Reserves - Prime Portfolio             2,131,304        1,794,942*
Vanguard Bond Index Fund - Total Bond Market Portfolio       2,358,063*       1,838,203*
Vanguard Index Trust - 500 Portfolio                        16,809,319*      16,135,835*
Vanguard U.S. Growth Portfolio                               8,469,201*       7,400,761*
Vanguard/Windsor II                                          2,929,833*       1,762,511*
Templeton Foreign Fund                                       1,970,561        1,488,024
Fidelity Contrafund                                          4,145,062*       2,793,827*
                                                           -----------      -----------
                                                           $52,479,036      $42,418,711
                                                           ===========      ===========

* Represents 5% or more of net assets available for Plan benefits


         During 2000 and 1999, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

                    2000              1999
                    ----              ----
Mutual Funds     $(6,367,266)      $3,309,486
Common Stock       1,615,374        2,494,867
                 -----------       ----------
                 $(4,751,892)      $5,804,353
                 ============       =========

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
                          NOTES TO FINANCIAL STATEMENTS

NOTE 4   TAX STATUS

         The Internal Revenue Service has determined and informed the Company by a letter dated April 26, 1995, that the Plan is designed in accordance with applicable sections of the Internal Revenue Code ("IRC"). The Plan has been amended since receiving the determination letter. However, the Plan administrator believes that the Plan is designed and is currently operated in compliance with applicable requirements of the IRC.

NOTE 5   PLAN TERMINATION

         Although it has not expressed an intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

NOTE 6   SUBSEQUENT EVENT

         Subsequent to December 31, 2000, the Plan has been amended. Effective December 31, 2000, all participants in the Plan who are employed by Centocor on December 31, 2000 are to become fully vested. All participant contributions have been suspended. Initiation of new loans has been suspended. The requirement that a participant must take all available loans under the plan before receiving his or her participant directed contributions in the form of a hardship withdrawal has been eliminated.

         All Centocor employees employed on December 31, 2000 will be eligible to participate in the Johnson & Johnson Savings Plan beginning January 1, 2001.

         Effective December 31, 2000, Centocor delegates all of its powers and duties as the Administrator of the Plan to Johnson & Johnson.

         In September 2001, Centocor intends to transfer all assets in the Centocor Qualified Savings and Retirement Plan to the Johnson & Johnson Savings Plan.

         On April 26, 2001, Johnson & Johnson announced a two-for-one stock split to holders of record on May 22, 2001 and effective June 12, 2001. The stock split does not impact the value of any of the Plan's investment funds.

                 CENTOCOR QUALIFIED SAVINGS AND RETIREMENT PLAN
           ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                              AT DECEMBER 31, 2000


     Description of Assets:                                                               Cost                       Market
     ----------------------                                                               ----                       ------
     Johnson & Johnson Common Stock
          Fund*                                                                         $7,794,908                  $13,665,693

     Vanguard Money Market Reserves -
          Prime Portfolio*                                                              $2,131,304                   $2,131,304

     Vanguard Bond Index Fund - Total
          Bond Market Portfolio*                                                        $2,335,283                   $2,358,063

     Vanguard Index Trust - 500 Portfolio*                                             $14,011,422                  $16,809,319

     Vanguard U.S. Growth Portfolio*                                                   $10,804,238                   $8,469,201

     Vanguard/Windsor II*                                                               $2,986,373                   $2,929,833

     Templeton Foreign Fund*                                                            $1,950,959                   $1,970,561

     Fidelity Contrafund*                                                               $4,683,039                   $4,145,062

                                                                                           Cost                       Market
                                                                                           ----                       ------

     Loans from participants maturing through 2015                                        $623,716                     $623,716
     During 2000, interest rates ranged from 9%-10.5%.


     * - party-in-interest

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in Registration Statements on Forms S-8 (No. 333-86611) of Johnson & Johnson, Inc. of our report dated
May 25, 2001, relating to the financial statements and supplemental schedule of the Centocor Qualified Savings and Retirement Plan, which appears in this Form 11-K.




PricewaterhouseCoopers LLP
Philadelphia, PA
June 27, 2001